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(h)(4)

                                  AMENDMENT TO

                            MASTER SERVICES AGREEMENT

     This Amendment, dated as of November 18, 2005 (the "Amendment"), amends the Master Services Agreement dated as of July 16, 2004 (as amended to date, the "Agreement") between STI Classic Funds (the "Trust") and BISYS Fund Services Ohio, Inc. ("BISYS").

     WHEREAS, pursuant to the Agreement, BISYS performs certain services for the Funds;

     WHEREAS, the parties wish to modify the Agreement as set forth below;

     NOW THEREFORE, BISYS and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

     1.   Shareholder Services.

          Schedule D to the Agreement is hereby amended by adding the following text:

          "BISYS will provide the services set forth on this Schedule D for all STI Classic Fund shareholders. The value of such services is expected to be approximately $275,000 annually."

     2.   Fee Waivers; Legal Expenses; FRC Research Services.

          Schedule E to the Agreement is hereby amended by inserting the following provisions:

          "BISYS will annually waive a portion of the asset-based fees set forth on this Schedule E. Such waiver is expected to total approximately $150,000 to $300,000 annually."

          "BISYS will pay certain amounts annually, as determined by the parties, with respect to legal expenses payable by the Trust, or the Trust's investment adviser for the benefit of the Trust, associated with fund administration matters such as mergers and acquisitions, proxy statements, exemptive relief, contract review, and preparation of filings and prospectuses with respect to the Trust. Such amounts are expected to total approximately $250,000 to $350,000 annually."

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          "BISYS will provide to the Trust the following publications of
          Financial Research Corporation:

          Monitor, Mkt. Analyst, Sales Review
          MF Views, Focus, Vision
          Sub-Advis. Views, Focus, Vision
          SMA/Alt. Views, Focus, Vision
          Retirement Views, Focus, Vision
          Va Views, Focus, Vision

          The value of such publications is expected to total approximately $75,000 annually."

     3.   AccessData Agreement.

          BISYS or one of its affiliates will enter into an agreement with AccessData and the Trust's investment adviser pursuant to which BISYS or such affiliate will agree to pay certain amounts for software and related services for the benefit of the Trust.

     4.   Miscellaneous.

          (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

          (b) This Amendment supersedes all prior negotiations, understandings and Agreement with respect to the subject matter covered in this Amendment, whether written or oral.

          (c) Except as expressly set forth in this Amendment, the Agreement remain unchanged and in full force and effect.

          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *


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     IN WITNESS WHEREOF, a duly authorized officer of each party has signed this
Amendment as of the date set forth above.

                                        BISYS Fund Services Ohio, Inc.


                                        By: /s/ Fred Naddaff
                                            ------------------------------------
                                        Name: Fred Naddaff
                                        Title: President


                                        STI Classic Funds


                                        By: /s/ Deborah Lamb
                                            ------------------------------------
                                        Name: Deborah Lamb
                                        Title: Chief Compliance Officer


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